EXHIBIT 21.1

HALLIBURTON COMPANY
Subsidiaries of the Registrant
December 31, 2009

STATE OR COUNTRY
NAME OF COMPANY	OF INCORPORATION

Baroid International Trading, LLC	United States
BITC Holdings (US) LLC	United States
DII Industries, LLC	United States
Halliburton Affiliates, LLC	United States
Halliburton AS	Norway
Halliburton Canada Holdings, Inc.	United States
Halliburton de Mexico, S. de R.L. de C.V.	Mexico
Halliburton Energy Cayman Islands Limited	Cayman Islands
Halliburton Energy Services, Inc.	United States
Halliburton Far East Pte Ltd	Singapore
Halliburton Group Canada Inc.	Canada
Halliburton Group Holdings (1) Company	Canada
Halliburton International, Inc.	United States
Halliburton Investments B.V.	Netherlands
Halliburton Latin America S.A.	Panama
Halliburton Norway Holdings C.V.	Netherlands
Halliburton Overseas Limited	Cayman Islands
Halliburton Produtos Ltda	Brazil
Kellogg Energy Services, Inc.	United States
Landmark Graphics Corporation	United States
Oilfield Telecommunications, LLC.	United States